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  CUSIP No. 73111k 10 8                  13G                Page 1 of 5 Pages
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                                  SCHEDULE 13G

                                 (RULE 13d-102)


           Information to be Included in Statements Filed Pursuant to
               Rule 13d-1(b) and (c) and Amendments Thereto Filed
                            Pursuant to Rule 13d-2(b)


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )
                                            -----


                               POLITICS.COM, INC.
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                                (Name of Issuer)


                        COMMON STOCK, PAR VALUE $0.00001
--------------------------------------------------------------------------------
                         (Title or Class of Securities)


                                   73111k 10 8
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                                 (CUSIP Number)

                                OCTOBER 10, 2000
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             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [X]    Rule 13d-1(d)


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  CUSIP No. 73111k 10 8                  13G                Page 2 of 5 Pages
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1.   Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons
     (Entities Only)

     HOWARD R. BAER

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2.   Check The Appropriate Box If A Member Of A Group
                                                          (a)  [ ]
                                                          (b)  [ ]

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3.   SEC USE ONLY



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4.   Citizenship or Place of Organization

     UNITED STATES OF AMERICA

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                         5.  Sole Voting Power

                             3,939,955
     Number of          --------------------------------------------------------
      Shares             6.  Shared Voting Power
   Beneficially
     Owned by               -0-
       Each             --------------------------------------------------------
    Reporting            7.  Sole Dispositive Power
   Person With
                             3,939,955
                        --------------------------------------------------------
                         8.  Shared Dispositive Power

                             -0-
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,939,955

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10.  Check Box if the Aggregate Amount In Row (9) Excludes Certain Shares *
              (See Instructions)
                                                                      [ ]
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11.  Percent Of Class Represented By Amount In Row 9

     40.49%
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12.  Type of Reporting Person (See Instructions)

     IN
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  CUSIP No. 73111k 10 8                  13G                Page 3 of 5 Pages
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ITEM 1(a)  Name of Issuer:

           Politics.com, Inc.
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ITEM 1(b)  Address of Issuer's Principal Executive Offices:

           2530 S. Rural Road, Tempe, AZ 85282
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ITEM 2(a)  Name of Person Filing:

           Howard R. Baer
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ITEM 2(b)  Address of Principal Business Office or, if none, Residence:

           2530 S. Rural Road, Tempe, AZ 85282
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ITEM 2(c)  Citizenship:

           United States of America
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ITEM 2(d)  Title of Class of Securities:

           Common Stock, par value $0.00001
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Item 2(e)  CUSIP Number:

           73111k 10 8
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
         13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange
             Act.

         (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e) [ ] An investment adviser in accordance with Rule
             13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) the Investment Company Act;

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



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  CUSIP No. 73111k 10 8                  13G                Page 4 of 5 Pages
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Item 4.  OWNERSHIP.

         (a) Amount Beneficially Owned:  3,939,955

         (b) Percent of Class:  40.49%

         (c) Number of Shares as to which such person has:

             (i)    Sole power to vote or to direct the vote:  3,939,955

             (ii)   Shared power to vote or to direct the vote:  -0-

             (iii)  Sole power to dispose or to direct the disposition of:
                    3,939,955

             (iv)   Shared power to dispose or to direct the disposition of:
                    -0-

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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  CUSIP No. 73111k 10 8                 13G                 Page 5 of 5 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Date: October 12, 2000



                                    By: /s/ Howard R. Baer
                                       ------------------------------------
                                       Name: Howard R. Baer